Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2025 FIRST QUARTER FINANCIAL RESULTS

Coatesville, Pennsylvania, April 23, 2025 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $473,000 for the three months ended March 31, 2025 compared to $317,000 for the same period in 2024. Diluted earnings per share were $0.20 for the first quarter of 2025 compared to $0.13 for the same period in 2024.

“The Bank has remained focused on improving the net interest margin through reducing deposit costs and improving the loan yield. Increasing cash management customers is helping control our deposit costs while providing high quality community banking service to our customers. Improving our net interest margin will continue to be our emphasis for 2025,” said Janak M. Amin, President and Chief Executive Officer of PB Bankshares, Inc.

First Quarter 2025 Highlights:

●	Profits increased 49.2%, with net income of $473,000 for the three months ended March 31, 2025 from $317,000 for the three months ended March 31, 2024.
●	Net interest income grew by 16.6% to $3.1 million for the three months ended March 31, 2025 from $2.6 million for the three months ended March 31, 2024.
●	Net interest margin improved 41 basis points to 2.85% for the three months ended March 31, 2025 from 2.44% for the three months ended March 31,2024.
●	Accumulated other comprehensive loss decreased by 95.3% to $59,000 at March 31, 2025 compared to $1.3 million at March 31, 2024, accounting for 0.1% of total stockholders’ equity at March 31, 2025.
●	Noninterest expense increased by 6.5% to $2.7 million for the three months ended March 31, 2025 from $2.5 million for the three months ended March 31, 2024. Noninterest expense remained flat at $2.7 million for the three months ended March 31, 2025 and December 31, 2024.
●	Allowance for credit losses remained strong at 1.26% of loans outstanding at March 31, 2025 compared to 1.25% of loans outstanding at December 31, 2024.
●	The remaining weighted average life of our debt securities available-for-sale portfolio remained short at 2.35 years at March 31, 2025.
●	Book value per common share increased by $1.62 to $19.40 at March 31, 2025 from $17.78 at March 31, 2024.

Exhibit 99.1

Income Statement

Net interest income was $3.1 million for the three months ended March 31, 2025 compared to $2.6 million for the same period in 2024. The increase for the three months ended March 31, 2025 compared to the same period in 2024 was primarily due to the $615,000 increase in interest income on loans and $131,000 decrease in interest expense on borrowings, partially offset by the $289,000 decrease in the interest income on cash and federal funds sold. Interest income on loans for the three months ended March 31, 2025 included a prepayment penalty of $149,000 that was recognized on the payoff of a loan. The decrease in the interest expense on borrowings was driven by a decrease in average rate and average volume. The decrease in the interest income on cash and federal funds sold was driven by a decrease in average volume, partially offset by an increase in average rate.

The Company recorded a provision for credit losses of $61,000 for the three months ended March 31, 2025 compared to a reversal of provision for credit losses of $84,000 for the same period in 2024. The increase in provision for credit losses for the three months ended March 31, 2025 was primarily due to changes in the mix of loans and growth during the period. There were no loan charge-offs during the first quarter of 2025 or 2024. Delinquencies remain benign, reserves are deemed to be adequate as of March 31, 2025 and the allowance coverage ratio remained strong. The allowance for credit losses was $4.4 million, or 1.26%, of loans outstanding at March 31, 2025 as compared to $4.4 million, or 1.25%, of loans outstanding at December 31, 2024. Total non-performing loans decreased $29,000, rounding to $1.1 million at March 31, 2025 and December 31, 2024. The non-performing loans to total loans ratio decreased by one basis point to 0.31% at March 31, 2025 from 0.32% as of December 31, 2024. We continued to receive payments on 100% of our non-performing loans during the first quarter of 2025.

Noninterest income was $254,000 for the three months ended March 31, 2025 compared to $187,000 for the same period in 2024. The primary reasons for the increase in noninterest income for the three months ended March 31, 2025 as compared to the same prior year period was due to an increase in other income of $26,000 due to swap fees earned during the period, an increase of $23,000 in service charges on deposits and an increase of $20,000 in the gain on equity securities.

Noninterest expense was $2.7 million for the three months ended March 31, 2025 compared to $2.5 million for the same period in 2024. The increase for the three months ended March 31, 2025 was primarily due to increases in salaries and employee benefits and occupancy and equipment expenses, partially offset by a decrease in data and item processing expense.

Balance Sheet

Total assets increased $15.8 million or 3.5% to $467.1 million at March 31, 2025 from $451.3 million at December 31, 2024. The increase in assets was primarily due to an increase in cash and cash equivalents, partially offset by a decrease in debt securities available-for-sale. Cash and cash equivalents increased 66.1% to $62.8 million at March 31, 2025 from $37.8 million at December 31, 2024 as a result of maturities of securities during the first quarter of 2025 and deposit growth. Gross loans increased $1.9 million or 0.5% to $351.7 million at March 31, 2025 from $349.8

Exhibit 99.1

million at December 31, 2024, primarily as a result of the increase in the commercial real estate portfolio, partially offset by a decrease in consumer and other loans and construction loans as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentrations, assessing their associated risks. As part of its risk management process, the Bank segments and stress tests its non-owner occupied commercial real estate portfolio.

Debt securities available-for-sale decreased $11.8 million or 23.4% to $38.5 million at March 31, 2025 from $50.3 million at December 31, 2024 as a result of short-term treasury securities purchased during the fourth quarter of 2024 maturing in the first quarter of 2025 with the majority of the proceeds remaining in cash and cash equivalents as of March 31, 2025. The remaining weighted average life of our debt securities available-for-sale portfolio was 2.35 years at March 31, 2025.

We experienced deposit growth of $13.4 million or 3.8% to $367.6 million at March 31, 2025 from $354.2 million at December 31, 2024. Uninsured and uncollateralized deposits totaled approximately $40.6 million or 11.1% of the Bank’s total deposits, as of March 31, 2025. The Company maintains highly liquid sources of available funds in addition to cash and cash equivalents, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as unpledged available-for-sale debt securities. At March 31, 2025, available funding from these sources totaled 563.3% of uninsured and uncollateralized deposits. Stockholders’ equity increased $860,000 to $49.5 million at March 31, 2025 from $48.7 million at December 31, 2024 primarily as a result of first quarter net income of $473,000 and a decrease of $246,000 in accumulated other comprehensive loss. The Company’s accumulated other comprehensive loss resulting from the unrealized losses on debt securities available-for-sale was 0.1% of total stockholders’ equity at March 31, 2025. The Bank’s stand-alone stockholders’ equity increased $900,000 to $43.1 million at March 31, 2025 from $42.2 million at December 31, 2024 primarily as a result of first quarter 2025 net income for the Bank.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; tariffs; changes

Exhibit 99.1

in government regulations affecting financial institutions, including regulatory compliance costs; geopolitical instability and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and one loan production office in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Interest and dividend income	$5,967	$5,935	$6,011	$5,931	$5,614
Interest expense	2,897	3,085	3,185	3,145	2,982
Net interest income	3,070	2,850	2,826	2,786	2,632
Provision for credit losses	61	(4)	34	17	(84)
Noninterest income	254	662	274	190	187
Noninterest expense	2,661	2,661	2,551	2,487	2,498
Income before income taxes	602	855	515	472	405
Income taxes	129	174	111	102	88
Net income	473	681	404	370	317

Earnings per common share - basic	$0.20	$0.30	$0.18	$0.16	$0.13
Earnings per common share - diluted	$0.20	$0.29	$0.18	$0.16	$0.13

Balance Sheet Highlights (as of)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Total assets	$467,105	$451,317	$452,857	$449,045	$450,434
Cash and cash equivalents	62,750	37,777	54,519	54,731	66,787
Debt securities available-for-sale, at fair value	38,514	50,296	36,381	36,068	32,138
Loans receivable, net of allowance for credit losses	346,688	344,813	344,123	339,999	333,288
Deposits	367,627	354,190	354,795	346,960	348,389
Total stockholders’ equity	49,518	48,658	47,692	46,600	46,769
Accumulated other comprehensive loss	(59)	(305)	(313)	(1,080)	(1,250)

Exhibit 99.1

Performance Ratios (as of and for the three months ended)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Return on average assets (annualized)	0.43%	0.61%	0.36%	0.33%	0.29%
Return on average equity (annualized)	3.89%	5.62%	3.41%	2.80%	2.71%
Net interest margin (annualized)	2.85%	2.59%	2.57%	2.54%	2.44%
Allowance to non-accrual loans	406.49%	388.24%	348.82%	353.77%	334.21%
Allowance to total loans outstanding at the end of the period	1.26%	1.25%	1.27%	1.30%	1.32%
Net charge-offs to average loans outstanding during the period (annualized)	—%	0.11%	0.12%	—%	—%
Total non-performing loans to total loans	0.31%	0.32%	0.36%	0.37%	0.39%
Total non-accrual loans to total loans	0.31%	0.32%	0.36%	0.37%	0.39%
Total non-performing assets to total assets	0.23%	0.25%	0.28%	0.28%	0.30%
Total capital (to risk-weighted assets)	13.48%	13.50%	13.65%	13.96%	14.15%
Tier 1 capital (to average assets)	9.71%	9.60%	9.37%	9.20%	9.25%
Book value per common share	$19.40	$19.07	$18.69	$18.17	$17.78
Tangible book value per common share*	$19.40	$19.07	$18.69	$18.15	$17.78
Tangible book value per common share excluding accumulated other comprehensive loss*	$19.42	$19.19	$18.81	$18.57	$18.26

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share and tangible book value per common share excluding accumulated other comprehensive loss. Book value is equal to tangible book value due to the Company having no intangible assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Tangible common equity	$49,518	$48,658	$47,692	$46,600	$46,769
Adjustment for accumulated other comprehensive loss	$(59)	$(305)	$(313)	$(1,080)	$(1,250)
Tangible common equity excluding accumulated other comprehensive loss	$49,577	$48,963	$48,005	$47,680	$48,019
Common shares outstanding	2,552,315	2,552,115	2,552,115	2,567,115	2,629,967
Tangible book value per common share	$19.40	$19.07	$18.69	$18.15	$17.78
Tangible book value per common share excluding accumulated other comprehensive loss	$19.42	$19.19	$18.81	$18.57	$18.26